Exhibit 99.2

FOR IMMEDIATE RELEASE

November 11, 2010

Contact:	Jill McMillan, Director of Public & Industry Affairs
Phone: 214-721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX TO PRESENT NOVEMBER 18 AT

RBC CAPITAL MARKETS 2010 MLP CONFERENCE

DALLAS, November 11, 2010 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) announced today that Steve Spaulding, Senior Vice President, Processing and Natural Gas Liquids, will present at the RBC Capital Markets 2010 MLP Conference in Las Colinas at 4:00 p.m. Central time on Thursday, November 18.

Interested parties can listen to a live audio web cast of Crosstex’s presentation and download the related presentation material by visiting the company’s web site at www.crosstexenergy.com. Click on the Investors page and then Event Calendar for either Crosstex Energy, L.P. or Crosstex Energy, Inc. A replay of the presentation will be archived on the web site shortly after the presentation is concluded and will be available for 30 days.

Barry E. Davis, President and Chief Executive Officer, and William W. Davis, Crosstex Executive Vice President and Chief Financial Officer, also will attend the conference and meet with investors.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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